UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    September 6, 2013
Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

As previously reported in the Form 8-K filed on September 4, 2013 (the "Prior Form 8-K") by Lucas Energy, Inc. ("Lucas" or the "Company"), on September 3, 2013, the Company agreed to sell an aggregate of 2,950,000 shares of common stock (the “Shares”) at $1.17 per Share in a registered direct offering of the Shares to certain institutional investors (the “Offering”). Euro Pacific Capital, Inc. (the “Agent”) served as the Company’s exclusive placement agent in connection with the Offering.

On September 6, 2013, the Offering closed, and the Company subsequently received an aggregate of $3,451,500 in gross funding and a net of approximately $3,167,955 in proceeds after the deduction of approximately $90,000 in expenses and $193,545 in placement agent fees associated with the Offering.
The Company plans to use the net proceeds to pay down expenses related to drilling, lease operating, and workover activities and for general corporate purposes, including general and administrative expenses.

The offer and sale of the Shares was made pursuant to the Company’s shelf registration statement on Form S-3 (SEC File No. 333-188663), which was declared effective by the Commission on May 24, 2013 (the “Shelf Registration Statement”), and a prospectus supplement thereto, describing the terms of the Offering, which was filed with the SEC on September 6, 2013 (the “Prospectus Supplement”).

More information on the Offering, the Shares, the Placement Agency Agreement with the Agent, as well as copies of the Form of Subscription Agreement and Placement Agency Agreement associated with the Offering can be found in the Prior Form 8-K filing and investors are encouraged to review such Prior Form 8-K filing and the Prospectus Supplement for more information on the Offering.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: /s/ Anthony C. Schnur
Name: Anthony C. Schnur
Title: Chief Executive Officer

Date: September 10, 2013